Exhibit 99.1

Volcon ePowersports Reports First Quarter 2023 Operational and Financial Results

AUSTIN, TX (May 5, 2023) - Volcon Inc. (NASDAQ: VLCN) (“Volcon'' or the “Company”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for the first quarter of 2023.

Company Highlights:

●	March 31, 2023 we have 143 dealers
●	Have taken pre-orders for the Stag of more than $113 million of expected revenue if all orders are fulfilled[1]
●	Taken delivery of our first five Stag validation units in 2023 that include our custom suspension parts in addition to the GM propulsion components
●	Grunt EVO and Runt LT launch expected in the second quarter of 2023
●	Signed Brazil distributor agreement

The Company had a net loss of 8 dealers and Stag pre-orders in the quarter due to dealer terminations. Jordan Davis, CEO notes “we stated in our press release announcing our annual 2022 results that we purposely slowed signing of powersports dealers as management expected product shortages in transitioning the manufacturing of the Grunt to a third-party manufacturer. The shortage of certain parts due to supply chain delays also was a factor. The Company still expects to have over 250 dealers in the US and Canada signed by the end of 2023. Preorders for the Grunt EVO and Runt LT from dealers and distributors began in April 2023 and shipments are expected to begin in the second quarter 2023. Pre-orders and interest for the Stag from dealers and consumers continues to be strong and we continued to take waitlist orders from interested dealers and end users alike during the first quarter of 2023, with shipments expected to begin in late second quarter or early third quarter 2023.

Expecting shipping to begin in the second quarter of 2023, we also signed an agreement with a distributor in Brazil in March 2023 with minimum purchase requirements of $12 million (net of discounts and rebates) of our products over three years.”

Our third-party manufacturer has entered into an agreement to have Electrameccanica Motor Vehicles (“EMV”) (Nasdaq ticker SOLO) complete final assembly of the Grunt EVO, RUNT and Stag in their Mesa, Arizona facility. Vertical integration of components such as frames, panels, and suspension components will continue to be done in our third-party manufacturer’s Puebla, Mexico facility for the foreseeable future. Davis comments “having final assembly of our products in the United States allows for better distribution to our domestic customers and reduces costs to move key components, primarily the GM propulsion components for the Stag. We will continue exploring gains in distribution efficiency for our Latin American and South American partners as well.”

________________

1 Pre-orders are cancellable until they are fulfilled.

1

The Stag’s development continued to progress during the first quarter of 2023. In early 2023, Volcon took delivery of the first three Stag validation units that include the Volcon designed suspension, GM propulsion components, as well as Elka shocks. The Company has taken delivery of two more Stag validation units. Christian Okonsky, Chief Technology Officer notes, “These additional advanced validation units continue to improve in performance, fitment, and finish and we are pleased with the progress we are making as each additional unit is fielded.” Delivery of the Stag is expected to begin late in the second quarter of 2023 or early third quarter of 2023.

We continue to receive and test iterations of the Grunt EVO, the replacement for the Grunt, which includes replacing the chain drive with a Gates belt drive, an improved rear suspension and ergonomically improved seat, as well as modifications to styling. The Grunt EVO will also be available in three colors. Davis comments “the improvements the Grunt EVO provides in comparison to the Grunt demonstrates our commitment to continuously improve our products.” Similarly, we continue to receive and test iterations of the Runt LT, Grunt EVO’s baby brother, which has a hub motor rather than a chain or belt drive and will also be available in two colors. Okonsky notes, “The Runt LT’s performance has met the expectations of what we envisioned, providing an option for smaller statured riders and those with more limited space to ride.” We expect both the Grunt EVO and Runt LT to be available for sale in the second quarter of 2023.

Financial highlights:

GAAP	3 Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022
Revenue	$1,170,458	$751,621	$242,710
Cost of goods sold	(1,229,981)	(1,862,949)	(2,012,829)
Gross Margin	(59,523)	(1,111,328)	(1,770,119)

Sales & Marketing	1,789,370	1,751,729	1,282,014
Product Development	1,786,351	1,680,389	2,177,347
General & Administrative	1,890,091	1,637,176	2,085,211
Total Operating Expenses	5,465,812	5,069,294	5,544,572
Loss from Operations	(5,525,335)	(6,180,622)	(7,314,691)
Other Income (Expense)	(1,774,134)	(1,616,791)	(584,493)

Net loss	$(7,299,469)	$(7,797,413)	$(7,899,184)

●	Revenue: The Company’s revenue for the first quarter of 2023 was $1.2 million, an increase of $0.8 million over the fourth quarter 2022, and consistent with the revenue for the first quarter of 2022. The increase over the fourth quarter of 2022 was partially due to an increase in Brats and partially due to Grunts sold in the fourth quarter of 2022. Revenue for the first quarter of 2022 represents the sale of Grunts and accessories directly to consumers from the deposits paid by these customers during 2021.

●	Net loss: The Company’s net loss was $7.3 million for the first quarter of 2023 compared to a net loss of $7.8 million for the fourth quarter of 2022 and $8.6 million for the first quarter of 2022.

●	Adjusted EBITDA: The Company’s adjusted EBITDA for the first quarter of 2023 was a loss of $4.4 million compared to a loss of $5.4 million for the fourth quarter of 2022 and a loss of $6.9 million for the first quarter of 2022.

For the latest Company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the Company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

2

About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric powersports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits, but also because of their near silent operation, which allows for a more immersive outdoor experience.

Volcon's 2023 vehicle roadmap includes both motorcycles and UTVs hitting the market in North America. Its first product, the innovative Grunt, has been shipping to customers since late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. Volcon just announced the launch of the Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension and seat. Volcon also just announced the launch of the Runt LT, which is a fun-sized version of the groundbreaking Grunt, is better suited for small statured riders, more compact properties and trails, or as a pit bike at race events, while still delivering robust off-road capabilities. The Brat is Volcon’s first foray into the wildly popular eBike market for both on road and off-road riding and is currently being delivered to dealers across North America. Volcon is also launching and currently delivering the Volcon Youth Line of dirt bikes for younger riders between the ages of 4 to 11. Volcon recently launched the Stag and entered the rapidly expanding UTV market. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022:

Adjusted EBITDA	3 Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022
Net loss	$(7,299,469)	$(7,797,413)	$(7,899,184)
Share-based compensation expense	1,057,435	616,870	442,270
Depreciation and amortization expense	51,841	188,710	267,360
Interest expense	1,780,019	1,631,756	618,307
Adjusted EBITDA	$(4,410,174)	$(5,360,077)	$(6,571,247)

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the pre-orders for the Stag are fulfilled, the launch date of the Grunt EVO, Runt LT and Stag, and the ability of the Company to continue to sign new dealers during 2023. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

3